Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Mike Boccio - Sloane & Company
	408-519-9677	212-446-1867
	dnueman@tivo.com	mboccio@sloanepr.com

TIVO REPORTS RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED
JANUARY 31, 2013

•	Achieved Adjusted EBITDA profitability, excluding litigation, in the fourth quarter

•	Highest ever quarterly Service & Technology revenue of $65.7 million in the fourth quarter, an increase of 31% year-over-year, exceeding guidance

•	Highest ever annual Service & Technology revenue in Fiscal Year 2013; grew 24% over Fiscal Year 2012

•	Net Loss of ($15.8) million in the fourth quarter

•	MSO revenue grew 83% year-over-year in the fourth quarter

•	Total subscriptions topped three million; grew 38% over Fiscal Year 2012

•	Significant progress on U.S. and international operator deals; GCI launched next-gen TiVo service

•	Launched TRA Crossmedia Measurement offering bringing television, Internet, and purchase data together in a single-source offering

•	Current business trends should drive Adjusted EBITDA profitability, including litigation expense, for Fiscal Year 2014

SAN JOSE, CA - February 26, 2013 -- TiVo Inc. (NASDAQ: TIVO), a leader in the advanced television entertainment market, today reported financial results for the fourth quarter and fiscal year ended
January 31, 2013.

Tom Rogers, President and CEO of TiVo, said, “We made significant progress in our business during Fiscal Year 2013, culminating with Adjusted EBITDA profitability, excluding litigation expense for the fourth quarter. We achieved success in five key areas during the last year. First, we drove expanded deployment in our current distribution deals, increasing the total number of TiVo subscriptions by almost one million over the course of Fiscal Year 2013. Second, we continued to increase our footprint both internationally and domestically, forging important new operator deals with Com Hem, Cable ONE, Midcontinent, Mediacom, and GCI. Third, we saw significant additional upside from litigation as we reached a favorable settlement with Verizon, bringing total damages and consideration from our intellectual property actions to more than $1 billion to date. Fourth, we reduced our R&D in the second half of the year from its peak in the first quarter of Fiscal Year 2013. Lastly, we continued to define the future of television through the launch of new whole-home and multi-screen TiVo offerings.”

For the fourth quarter, service and technology revenues were $65.7 million, which was the highest in TiVo's history. This compared to guidance of $63 million to $65 million and $50 million for the same quarter last year. TiVo reported a net loss of $(15.8) million, compared to guidance of a net loss of $(15) million to $(17) million. This compared favorably to net income of $7.2 million in the same quarter last year when excluding the $54.4 million in litigation proceeds from the AT&T settlement. Adjusted

EBITDA was $(2.6) million, compared to Adjusted EBITDA guidance of a loss of $(2) million to $(4) million including litigation expense, and compared favorably to Adjusted EBITDA of $21 million in the same quarter last year when excluding the $54.4 million in litigation proceeds from the AT&T settlement. Both net income and Adjusted EBITDA in the fourth quarter would have exceeded their respective guidance ranges had litigation spend not been $10.4 million, above previously anticipated levels of $7 million to $9 million. Excluding, litigation spend, Adjusted EBITDA was $7.8 million, compared to guidance of $5 million to $7 million.

Rogers continued, “We are very excited about the growing distribution of TiVo and about the deepening relationships we have with operators around the globe. This is underscored by the 83% increase in MSO revenue over last year and the 38% increase in total TiVo subscriptions. With upcoming launches of our deals we signed last year and the run rate on our current deals, we're on pace to drive a significant number of incremental subscriptions even without factoring in future deals.

“More specifically, in the U.K., our offering is helping drive significantly improved pay-TV growth and market share gains for Virgin Media. This past year Virgin Media added almost 900,000 TiVo subscriptions to reach a total of more than 1.3 million, or 35% of their base. As the Virgin Media offering evolves we believe even more fans of TV in the U.K. will seek out our unique offering. In Spain, our deployment with ONO continues to gain momentum and the fourth quarter was ONO's strongest quarter to date in terms of subscription additions.

“Our work with Com Hem in Scandinavia is progressing as our offering there is in the early testing stages with a full roll-out expected later this year. Com Hem is a perfect example of how operators are beginning to embrace new IPTV video delivery options across their networks and how TiVo can take them beyond the set-top box to provide a best-in-class experience through virtually any type of video delivery and on any type of device. The full IPTV multi-screen experience we are developing for Com Hem is one we expect more operators will be extremely interested in deploying as their infrastructures are upgraded and enhanced.

“Turning to our U.S. operator efforts, the strategic benefit of getting TiVo in front of subscribers has motivated many of our operator partners to look for ways to distribute TiVo beyond a single advanced-DVR experience. For example, Suddenlink, which also had its strongest quarter to date in terms of subscription additions, is now distributing our TiVo Premiere DVR, our TiVo Mini thin client, and TiVo Stream. We believe TiVo Stream is one of the most exciting television products in years as it allows customers to stream their favorite shows, the ones they recorded, from a TiVo Premiere series DVR simultaneously to multiple mobile devices.

“Additionally, GCI, one of the top 20 largest cable companies in the country, recently began its initial deployment of TiVo, approximately four months after the deal was announced. We anticipate several other U.S. operators will follow GCI as the year progresses.

“On the TiVo-Owned front, we were pleased with our progress this quarter as gross subscription additions were up roughly 10% year over year while churn remained relatively low. Additionally, our marketing efforts, which included some modest TV advertising, have been successful in driving increased brand awareness of TiVo, something we hope will drive even better results going forward. We also saw the lowest level of subscription losses in a little more than four years.

“The enhancements we continue to make to our product and service offerings and the progress that we continue to make toward our vision of a seamless in-home / out-of-home video experience have played key roles in our ability to engage in new relationships with cable operators, as well as to provide our existing customers with the best possible television experience. In the last year, we've made important strides in bolstering TiVo's multi-room and multi-device offerings, making our software scalable across deployments, and improving our search & discovery functions. At the same time, we reduced our overall research and development spend in the second half of the year from its peak in the first quarter of Fiscal Year 2013.

“As a result of these investments, we are on track to launch a TV Everywhere web portal powered by TiVo with our first MSO customer, which will allow subscribers the opportunity to enjoy video content on a variety of devices including tablets. In addition, we will be releasing our thin-client IP set-top box, TiVo Mini, in retail in the very near-future, which follows the successful launch of this product in our operator channel. Finally, the very popular music service Spotify, which is now available on the TiVo user interface, is yet another example of our efforts to deliver a complete entertainment experience, from television to movies to music, and we'll also be launching MLB.com on our platform soon to go along with the millions of content choices on TiVo.

“On the audience measurement front, our data analytics business continues to gain traction. We recently announced the launch of the TRA Crossmedia measurement solution, which combines Internet data, including display, online video, and social media with our television viewing and purchase behavior data to create a single cross-media data measurement source. Advertisers are increasingly demanding cross-platform measurement, and given the immense benefit a total view of household activities can bring, we believe this product will be a valuable addition to our unique insight capabilities. We continue to be excited about the potential of this business and are positioning it to be one of the elements that drives TiVo growth in the coming years.

“On the litigation front, we are continuing our efforts to protect our innovation beyond the successful actions we have had to date, which have yielded more than $1 billion in damages and consideration. Our Motorola litigation is nearing trial and we believe our prior successes position us well. Additionally, our pending case against Cisco and Time Warner Cable continues to move forward as well.”

Rogers concluded, “This was an important year for TiVo as we were able to execute in five key areas. Looking ahead to the next fiscal year, we expect to continue to grow our revenues related to our current deployment deals, continue our subscription growth, and continue to efficiently manage our overall research and development spend. In addition, we continue to be highly focused on smart capital allocation to drive increased shareholder value. We also anticipate that our research analytics business will become a larger contributor to our growth. We believe that all of this, without even factoring in the potential upside from pending litigation, will help us to achieve Adjusted EBITDA profitability in Fiscal Year 2014 and sustained growth in the years beyond.”

Management Provides Financial Guidance

For the first quarter of Fiscal Year 2014, TiVo anticipates service and technology revenues in the range of $60 million to $62 million. We expect lower technology revenue in the first quarter as revenue recognition from key MSO projects is expected to occur in the second quarter as opposed to first quarter. This will impact the first quarter negatively but is expected to benefit second quarter technology revenue significantly, making up for first quarter's technology revenue shortfall.

TiVo anticipates net loss in the range of ($16) million to ($19) million, and an Adjusted EBITDA of ($5) million to ($8) million, which includes $11 million to $12 million of litigation spend. TiVo expects to be profitable on an Adjusted EBITDA basis excluding litigation spend.

For the full year Fiscal 2014, TiVo continues to anticipate that current business trends should drive Adjusted EBITDA profitability, including litigation spend.

This financial guidance is based on information available to management as of February 26, 2013. TiVo expressly disclaims any duty to update this guidance.

Management's guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).

Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the fourth quarter and fiscal year ended January 31, 2013 financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, February 26, 2013. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the Webcast or dial (877) 618-4505 (conference ID number is 97400961). The Webcast will be archived and available through March 5, 2013 at http://www.tivo.com/ir or by calling (404) 537-3406; and entering the conference ID number 97400961.

About TiVo Inc.

Founded in 1997, TiVo Inc. (Nasdaq: TIVO - News) developed the first commercially available digital video recorder (DVR).  TiVo offers the TiVo service and TiVo DVRs directly to consumers online at www.tivo.com and through third-party retailers.  TiVo also distributes its technology and services through solutions tailored for cable, satellite, and broadcasting companies. Since its founding, TiVo has evolved into the ultimate single solution media center by combining its patented DVR technologies and universal cable box capabilities with the ability to aggregate, search, and deliver millions of pieces of broadband, cable, and broadcast content directly to the television. An economical, one-stop-shop for in-home entertainment, TiVo's intuitive functionality and ease of use puts viewers in control by enabling them to effortlessly navigate the best digital entertainment content available through one box, with one remote, and one user interface, delivering the most dynamic user experience on the market today.  TiVo also continues to weave itself into the fabric of the media industry by providing interactive advertising solutions and audience research and measurement ratings services to the television industry.

TiVo and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide. © 2013 TiVo Inc. All rights reserved. All other trademarks are the property of their respective owners.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo's future business and growth strategies including future distribution agreements as well as revenue and subscription growth from MSO customers (both domestically and internationally), future growth in TiVo's overall subscription base, TiVo's upcoming launch of TiVo Mini device in retail and launch of the MLB.com on TiVo's retail platform, future launch of TV Everywhere web portal powered by TiVo, TiVo's future marketing plans and spend, the future availability of TiVo offering with Com Hem, Cable ONE, Midcontinent, Mediacom, and GCI next year, future growth in TiVo's audience research and measurement business, future decreases in

TiVo R&D spending, and the future strength and value of TiVo's intellectual property portfolio. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under "Risk Factors" in the Company's public reports filed with the Securities and Exchange, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2012, our Quarterly Reports on Form 10-Q for the periods ended April 30, 2012, July 31, 2012, and October 31, 2012, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share and share amounts)
(unaudited)

	Three Months Ended January 31		Twelve Months Ended January 31
	2013	2012	2013	2012
Revenues
Service revenues	$35,574	$31,578	$133,725	$131,341
Technology revenues	30,153	18,465	101,592	58,945
Hardware revenues	23,129	16,428	68,591	47,893
Net revenues	88,856	66,471	303,908	238,179
Cost of revenues
Cost of service revenues	11,619	8,711	40,107	35,865
Cost of technology revenues	7,318	4,502	23,175	23,056
Cost of hardware revenues	21,847	20,368	78,183	59,439
Total cost of revenues	40,784	33,581	141,465	118,360
Gross margin	48,072	32,890	162,443	119,819
Research and development	26,614	29,825	115,103	110,367
Sales and marketing	8,928	6,393	30,353	26,388
Sales and marketing, subscription acquisition costs	3,471	1,320	8,660	7,392
General and administrative	23,708	38,192	87,075	96,502
Litigation Proceeds	—	(54,444)	(78,441)	(230,160)
Total operating expenses	62,721	21,286	162,750	10,489
Income (loss) from operations	(14,649)	11,604	(307)	109,330
Interest income	808	1,072	3,951	5,672
Interest expense and other income (expense)	(1,966)	(5,430)	(7,872)	(12,034)
Income (loss) before income taxes	(15,807)	7,246	(4,228)	102,968
Benefit from (provision for) income taxes	31	(61)	(1,036)	(807)
Net income (loss)	$(15,776)	$7,185	$(5,264)	$102,161

Net income (loss) per common share
Basic	$(0.13)	$0.06	$(0.04)	$0.88
Diluted	$(0.13)	$0.06	$(0.04)	$0.80

Income (loss) for purposes of computing net income (loss) per share:
Basic	(15,776)	7,185	(5,264)	102,161
Diluted	(15,776)	7,185	(5,264)	109,140

Weighted average common and common equivalent shares:
Basic	120,199,937	117,747,442	119,411,727	116,592,943
Diluted	120,199,937	122,042,180	119,411,727	136,255,424

TIVO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share and share amounts)
(unaudited)

	As of January 31,
	2013	2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$157,104	$169,555
Short-term investments	470,136	449,244
Accounts receivable, net of allowance for doubtful accounts of $362 and $370, respectively	40,102	24,665
Inventories	14,500	18,925
Deferred cost of technology revenues, current	14,713	4,400
Prepaid expenses and other, current	9,168	12,106
Total current assets	705,723	678,895
LONG-TERM ASSETS
Property and equipment, net of accumulated depreciation of $51,012 and $47,170, respectively	10,300	9,191
Developed technology, and intangible assets, net of accumulated amortization of $21,323 and $17,797, respectively	16,086	4,677
Deferred cost of technology revenues, long-term	16,011	23,546
Goodwill	12,266	—
Prepaid expenses and other, long-term	3,267	3,501
Total long-term assets	57,930	40,915
Total assets	$763,653	$719,810
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$24,492	$32,102
Accrued liabilities	50,043	45,341
Deferred revenue, current	103,505	74,986
Total current liabilities	178,040	152,429
LONG-TERM LIABILITIES
Deferred revenue, long-term	71,823	81,336
Convertible senior notes	172,500	172,500
Deferred rent and other long-term liabilities	526	518
Total long-term liabilities	244,849	254,354
Total liabilities	422,889	406,783
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001: Authorized shares are 10,000,000; Issued and outstanding shares - none	—	—
Common stock, par value $0.001: Authorized shares are 275,000,000; Issued shares are 129,545,267 and 123,073,486, respectively, and outstanding shares are 125,622,357 and 121,616,908, respectively	129	123
Treasury stock, at cost - 3,922,910 shares and 1,456,578 shares, respectively	(37,791)	(13,788)
Additional paid-in capital	1,060,532	1,003,696
Accumulated deficit	(682,328)	(677,064)
Accumulated other comprehensive income	222	60
Total stockholders’ equity	340,764	313,027
Total liabilities and stockholders’ equity	$763,653	$719,810

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Fiscal Year Ended January 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(5,264)	$102,161
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment and intangibles	9,332	8,805
Stock-based compensation expense	34,455	29,287
Amortization of discounts and premiums on investments	4,852	4,068
Non-cash loss on overallotment option and amortization of deferred debt issuance costs	961	2,432
Impairment of a long-term cost method investment	—	3,400
Utilization and write-down of trade credits	—	619
Allowance for doubtful accounts	219	476
Changes in assets and liabilities:
Accounts receivable	(14,861)	(9,130)
Inventories	4,425	(5,697)
Deferred cost of technology revenues	(2,476)	(11,527)
Prepaid expenses and other	4,161	(2,752)
Accounts payable	(10,280)	13,888
Accrued liabilities	3,832	15,226
Deferred revenue	17,925	87,673
Deferred rent and other long-term liabilities	8	272
Net cash provided by operating activities	$47,289	$239,201
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(579,633)	(750,161)
Sales or maturities of long-term and short-term investments	553,073	436,730
Purchase of long-term investment	(250)	—
Acquisition of business, net of cash and cash equivalents acquired	(24,466)	—
Acquisition of property and equipment	(6,451)	(4,918)
Acquisition of capitalized software and intangibles	(95)	(408)
Net cash used in investing activities	$(57,822)	$(318,757)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible senior notes, net of issuance costs of $6,391	—	166,109
Proceeds from issuance of common stock related to exercise of common stock options	16,268	11,297
Proceeds from issuance of common stock related to employee stock purchase plan	5,817	5,612
Treasury stock - repurchase of stock	(24,003)	(5,128)
Net cash provided by (used in) financing activities	$(1,918)	$177,890
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(12,451)	$98,334
CASH AND CASH EQUIVALENTS:
Balance at beginning of period	169,555	71,221
Balance at end of period	$157,104	$169,555

TIVO INC.
OTHER DATA

	Three Months Ended		Twelve Months Ended		Guidance Reconciliation
	January 31,		January 31,		Three Months Ending
	2013	2012	2013	2012	April 30, 2013
	(In thousands)				(In millions)
Net income (loss)	$(15,776)	$7,185	$(5,264)	$102,161	$(16) - $(19)
Add back:
Depreciation & amortization	2,710	2,123	9,332	8,804	$3
Interest income & expense	1,158	956	3,919	2,958	$1
Provision for income tax	(31)	61	1,035	807	$0
EBITDA	(11,939)	10,325	9,022	114,730	$(12)- $(15)
Stock-based compensation	9,292	7,308	34,455	29,287	$7- $8
Impairment of a long-term cost method investment	—	3,400	—	3,400
Adjusted EBITDA	$(2,647)	$21,033	$43,477	$147,417	$(5) - $(8)
Litigation expenses	$10,409	$26,708	$38,055	$50,503	$11 - $12
Litigation proceeds (past damage awards)	$—	$(54,444)	$(78,441)	$(230,160)	—
Adjusted EBITDA excluding litigation expense and litigation proceeds (past damage awards)	$7,762	$(6,703)	$3,091	$(32,240)	$4 -$7

EBITDA and Adjusted EBITDA Results. TiVo's "EBITDA" means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo's "Adjusted EBITDA" is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors evaluate our operating performance over multiple periods. Management does not use EBITDA or Adjusted EBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company's workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

TIVO INC.
OTHER DATA
Subscriptions	Three Months Ended January 31,		Twelve Months Ended January 31,
(Subscriptions in thousands)	2013	2012	2013	2012
TiVo-Owned Subscription Gross Additions:	35	32	117	114
Subscription Net Additions/(Losses):
TiVo-Owned	(13)	(26)	(80)	(157)
MSOs	222	260	950	387
Total Subscription Net Additions/(Losses)	209	234	870	230
Cumulative Subscriptions:
TiVo-Owned	1,029	1,109	1,029	1,109
MSOs	2,120	1,170	2,120	1,170
Total Cumulative Subscriptions	3,149	2,279	3,149	2,279
Fully Amortized Active Lifetime Subscriptions	194	253	194	253
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	53%	55%	53%	55%

Subscriptions. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. The TiVo-Owned lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled DVRs and for which TiVo incurs acquisition costs. The MSOs lines refer to subscriptions sold to consumers by multiple system operators and broadcasters such as DIRECTV, Cablevision Mexico, Seven/Hybrid TV (Australia), Television New Zealand (TVNZ) (New Zealand), Virgin Media (United Kingdom), RCN, and Suddenlink and for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the percent of TiVo-Owned subscriptions for which consumers pay recurring fees, including on a monthly and a prepaid one, two, or three year basis, as opposed to a one-time prepaid product lifetime fee.
We define a “subscription” as a contract referencing a TiVo-enabled DVR for which (i) a consumer has committed to pay for the TiVo service and (ii) service is not canceled. We count product lifetime subscriptions in our subscription base until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related DVR has not made contact to the TiVo service within the prior six month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total. We amortize all product lifetime subscriptions over a 60 month period. We are not aware of any uniform standards for defining subscriptions and caution that our presentation may not be consistent with that of other companies. Additionally, the subscription fees that our MSOs pay us are typically based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes nor be representative of how such subscription fees are calculated and paid to us by our MSOs. Our MSOs subscription data is based in part on reporting from our third party MSO partners.

TIVO INC.
OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended January 31,		Twelve Months Ended January 31,
TiVo-Owned Churn Rate	2013	2012	2013	2012
	(In thousands, except churn rate per month)
Average TiVo-Owned subscriptions	1,035	1,122	1,062	1,174
TiVo-Owned subscription cancellations	(48)	(58)	(197)	(271)
TiVo-Owned Churn Rate per month	(1.5)%	(1.7)%	(1.6)%	(1.9)%

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities in our older model DVRs or access to certain digital television channels or MSO Video-on-Demand services, as well as, increased price sensitivity and installation and CableCARDTM technology limitations may cause our TiVo-Owned Churn Rate per month to increase.
We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2013	2012	2013	2012
Subscription Acquisition Costs	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$3,471	$1,320	$8,660	$7,392
Hardware revenues	(23,129)	(16,428)	(68,591)	(47,893)
Less: MSOs'-related hardware revenues	16,834	11,641	45,849	31,483
Cost of hardware revenues	21,847	20,368	78,183	59,439
Less: MSOs'-related cost of hardware revenues	(11,036)	(9,412)	(38,435)	(23,577)
Total Acquisition Costs	7,987	7,489	25,666	26,844
TiVo-Owned Subscription Gross Additions	35	32	117	114
Subscription Acquisition Costs (SAC)	$228	$234	$219	$235

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total TiVo-Owned acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. We define total acquisition costs as sales and marketing, subscription acquisition costs less net TiVo-Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third parties’ subscription gross additions, such as MSOs’ gross additions with TiVo subscriptions, in our calculation of SAC because we typically incur limited or no acquisition costs for these new subscriptions, and so we also do not include MSOs’ sales and marketing, subscription acquisition costs, hardware revenues, or cost of hardware revenues in our calculation of

TiVo-Owned SAC. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended January 31,		Twelve Months Ended January 31,
TiVo-Owned Average Revenue per Subscription	2013	2012	2013	2012
	(In thousands, except ARPU)
Total Service revenues	$35,574	$31,578	$133,725	$131,341
Less: MSOs'-related service revenues	(8,191)	(4,472)	(24,985)	(16,589)
TiVo-Owned-related service revenues	27,383	27,106	108,740	114,752
Average TiVo-Owned revenues per month	9,128	9,035	9,062	9,563
Average TiVo-Owned per month subscriptions	1,035	1,122	1,062	1,174
TiVo-Owned ARPU per month	$8.82	$8.05	$8.53	$8.15

	Three Months Ended January 31,		Twelve Months Ended January 31,
MSOs' Average Revenue per Subscription	2013	2012	2013	2012
	(In thousands, except ARPU)
Total Service revenues	$35,574	$31,578	$133,725	$131,341
Less: TiVo-Owned-related service revenues	(27,383)	(27,106)	(108,740)	(114,752)
MSOs'-related service revenues	8,191	4,472	24,985	16,589
Average MSOs' revenues per month	2,730	1,491	2,082	1,382
Average MSOs' per month subscriptions	2,011	1,049	1,651	849
MSOs' ARPU per month	$1.36	$1.42	$1.26	$1.63

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including service fees, advertising, and audience research measurement. You should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share, and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies. Furthermore, ARPU for our MSOs may not be directly comparable to the service fees we may receive from these partners on a per subscription basis as the fees that our MSOs pay us may be based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes or be representative of how such subscription fees are calculated and paid to us by our MSOs. For example, an agreement that includes contractual minimums may result in a higher than expected MSOs ARPU if such fixed minimum fee is spread over a small number of subscriptions.
We calculate ARPU per month for TiVo-Owned subscriptions by subtracting MSOs'-related service revenues (which includes MSOs' subscription service revenues and MSOs’-related advertising revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation.
We calculate ARPU per month for MSOs’ subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for MSOs’-related service revenues by the average MSOs’ subscriptions for the period. The above table shows this calculation.